CONTACT:	C.R. Cloutier or J.E. Corrigan, Jr.
TELEPHONE:	(337) 237-8343
RELEASE DATE:	July 28, 2008

MidSouth Bancorp, Inc. Reports Second Quarter 2008 Earnings
Lafayette, La.

Lafayette, La. July 28 2008  MidSouth Bancorp, Inc. (AMEX: MSL) today reported earnings of $1,418,000 for the second quarter ended June 30, 2008, an increase of 18.3% over earnings of $1,199,000 reported for the first quarter of 2008, and a decrease of 43.2% over earnings of $2,495,000 reported for the second quarter of 2007.  Diluted earnings per share for the second quarter of 2008 were $0.21 per share, an increase of 16.7% above the $0.18 per share for the first quarter of 2008, and a decrease of 44.7% over the $0.38 per share for the second quarter of 2007.

For the six months ended June 30, 2008, earnings totaled $2,617,000, a 41.1% decrease from earnings of $4,441,000 for the first six months of 2007.  Diluted earnings per share were $0.39 for the first six months of 2008, compared to $0.67 for the first six months of 2007.

The Company’s total assets ended the second quarter of 2008 at $937.9 million, a 13.8% increase over the $824.0 million in total assets recorded at June 30, 2007.  Deposits were $810.1 million as of June 30, 2008, compared to $716.9 million on June 30, 2007, an increase of $93.2 million, or 13.0%.  Of the $93.2 million growth in deposits, $76.6 million occurred in first half of 2008, improving the Company’s liquidity position.

Total loans were $567.1 million, an increase of $21.7 million, or 4.0%, from $545.4 million as of June 30, 2007.  Loan demand slowed in the first half of 2008, as cash flows increased for many of the Company’s oil-related commercial and industrial relationships.  Additionally, real estate market concerns stemmed loan production in construction and real estate credits.

Second quarter 2008 earnings were impacted by an $855,000 provision for loan losses, compared to $1,200,000 in 2008’s first quarter and $350,000 in the second quarter of 2007.  Continued liquidity concerns for real estate related credits and uncertainty in the real estate market prompted the increase in the allowance for loan losses.  General market conditions and concern for borrower deterioration was reflected in an increase of $1.5 million in nonaccrual loans for the second quarter of 2008 compared to the second quarter of 2007.  Total nonperforming assets to total assets were 0.37% for the second quarter of 2008, compared to 0.21% for the second quarter of 2007.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on the results noted, “Although current market conditions have impacted our earnings through increased provisions for loan losses and pressure on the net interest margin, our balance sheet mix remains strong, liquid and well capitalized.” Cloutier added, “Our bankers are aggressively and selectively pursuing high quality business in our markets, which are enjoying a reasonably sound and stable economy as compared to the nation as a whole.  The reduction in loan volume is a reflection of the pay-off activity we are seeing in the marketplace and the strong liquidity position of our commercial customers.”

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $716,000, or 5.5%, for the second quarter of 2008 compared to the second quarter of 2007.   The improvement in revenues resulted primarily from an increase of $602,000 in net interest income, driven by a lower cost of interest-bearing liabilities.  Interest expense decreased $1,077,000 for the three months ended June 30, 2008, as compared to the same period ended June 30, 2007, as the Company adjusted deposit rates in response to the 225 basis point drop by the Federal Open Market Committee (“FOMC”) over the first six months of 2008.  Non-interest income increased $114,000 due to an increase in service charges on deposit accounts, including non-sufficient funds fees.  A $1,848,000 increase in non-interest expense attributed primarily to the investment in franchise expansion offset the improvement in revenues and a reduction in taxes.

Second quarter 2008 results were positively impacted by a lower effective tax rate of approximately 16.34% that reduced income tax expense by $560,000 compared to the second quarter of 2007, which had an effective tax rate of 25.12%.  The lower effective tax rate resulted from decreased earnings due to the $855,000 provision for loan losses combined with sustained interest income from tax exempt municipal securities within the investment portfolio.

In April 2008, MidSouth Bank opened its third full-service branch location in Baton Rouge, Louisiana and its thirty-fourth in the franchise.  “We are extremely excited about this new branch and what it means to the MidSouth franchise.  This truly demonstrates our commitment to the communities we serve,” said Cloutier, “and it enhances our accessibility in the South Louisiana market.”

Earnings Analysis

Net Interest Income.  Net interest income totaled $9,839,000 for the second quarter of 2008, an increase of 6.5%, or $602,000, from the $9,237,000 reported for the second quarter of 2007.   The improvement in net interest income was due primarily to a lower cost of average interest-bearing liabilities.  The cost of average interest-bearing liabilities decreased 122 basis points, from 3.56% for the second quarter of 2007, to 2.34% for the second quarter of 2008.  The rate decrease was primarily attributable to a 115 basis point decrease in the cost of interest-bearing deposits, from 3.38% to 2.23%, as rates were lowered in response to FOMC cuts.

Interest income on earning assets decreased $475,000 in quarterly comparison as the average earning asset yield dropped 130 basis points, from 7.94% at June 30, 2007 to 6.64% at June 30, 2008.  Interest income on loans decreased $783,000 in quarterly comparison, as loan yields dropped 113 basis points to 7.99% at June 30, 2008, offsetting the impact of a $36.8 million increase in the average loan volume.  In addition, the influx of deposits combined with weak loan volume resulted in a $49.4 million increase in the average volume of federal funds sold and a $29.1 million increase in other interest-earning assets with yields of 2.05% and 2.55%, respectively.

Interest expense for the second quarter of 2008 decreased $1,077,000 in comparison to the first quarter of 2007.   Lower average rates paid on interest-bearing liabilities lessened the impact of a $116.6 million increase in the average volume of interest-bearing liabilities in quarterly comparison.  The increase in interest-bearing liabilities was primarily in commercial Platinum money market deposits and in certificates of deposit.   The combination of the higher volume of overnight and short-term earning assets, combined with the decreased loan yields and increased volume of interest-bearing liabilities, resulted in a 43 basis point decline in the taxable equivalent net interest margin.  The margin fell to 4.78% for the second quarter of 2008, from 5.21% for the second quarter of 2007.

Net interest income increased $1,538,000, or 8.8%, for the six months ended June 30, 2008 compared to the six months ended June 30, 2007.  The Company’s taxable equivalent net interest margin declined 21 basis points, from 5.03% at June 30, 2007 to 4.82% at June 30, 2008.

In linked-quarter comparison, average earning assets increased $63.5 million primarily due to the influx of deposits.  Excess cash flows increased other interest-earning assets by an average of $28.8 million and average federal funds sold by $25.6 million.  Rate reductions on the interest-bearing liabilities offset volume and rate decreases in the loan portfolio to net an improvement of $565,000 in net interest income, despite a 10 basis point decline in the taxable equivalent net yield on earning assets, from 4.88% for the first quarter of 2008 to 4.78% for the second quarter of 2008.

Non-interest income.  Non-interest income for the second quarter of 2008 totaled $3.8 million, or 3.1% above the $3.7 million earned in the second quarter of 2007 and 6.0% above the $3.6 million earned in the first quarter of 2008.  The increase in prior-year quarterly comparison resulted primarily from a $116,000 increase in debit card and ATM transaction fee income and a $71,000 increase in service charges on deposit accounts, primarily NSF income.  These increases were partially offset by a $69,000 decrease in mortgage processing fee income.

In linked-quarter comparison, service charges on deposit accounts increased $193,000, debit card and ATM transaction fees increased $58,000, and annual safe deposit box rental income added $83,000 to non-interest income for the second quarter of 2008.  These increases were partially offset by a $131,000 one-time payment recorded in other non-interest income in the first quarter of 2008 related to VISA’s mandatory redemption of a portion of its Class B shares outstanding in connection with an initial public offering.

For the six months ended June 30, 2008, non-interest income increased $439,000, or 6.3%, above non-interest income earned for the six months ended June 30, 2007, primarily due to increases of $137,000 in service charges on deposit accounts, $232,000 in debit card and ATM transaction fee income, and the $131,000 one-time payment recorded from VISA.  These increases were partially offset by a $66,000 decrease in mortgage processing fee income.

Operating Expenses.  Non-interest expense increased $1.8 million in prior-year quarterly comparison and $3.0 million in year-to-date comparison, primarily due to increased salaries and benefits costs and occupancy expenses.  The number of full-time equivalent employees increased from 398 at June 30, 2007 to 425 at June 30, 2008 as a result of franchise expansion.  Other non-interest expenses increased in data processing expenses, professional fees, education and travel costs and other growth-related expenses.  Second quarter and year-to-date 2008 non-interest expenses also included $389,000 in conversion expenses related to the merger of the two banks held by the Company.  Additionally, the Company recorded $102,000 in additional losses on other assets repossessed and $90,000 in debit card fraud losses.  Regulatory fees, primarily FDIC deposit insurance fees, increased $92,000 in quarterly comparison and $171,000 for the six months ended June 30, 2008 compared to the same periods in 2007.  In linked-quarter comparison, non-interest expenses increased $800,000, primarily due to the conversion expenses related to the merger of the banks, increased group health benefits costs and debit card fraud losses.

Asset Quality.  At June 30, 2008, nonperforming assets, including loans past due 90 days and over, totaled $3.5 million, or 0.37% of total assets, as compared to the $1.8 million, or 0.21% of total assets, recorded at June 30, 2007.  The increase in non-performing assets in prior-year comparison resulted primarily from an increase of $1.5 million in nonaccrual loans.  Of the $2.4 million in nonaccrual loans at June 30, 2008, $685,000 is related to residential construction, $676,000 is owner-occupied commercial real estate credits, $652,000 is commercial and industrial credits, $221,000 is 1 to 4 family residential credits, and the remainder is consumer, agriculture and junior lien credits.  Annualized net year-to-date charge-offs were 0.44% of total loans for the second quarter 2008 compared to 0.05 % for the second quarter of 2007.  The increase resulted primarily from approximately $478,000 in indirect auto loans due to fraudulent activity, $545,000 in commercial, industrial and agricultural loans, and $240,000 in residential construction loans charged-off in the first six months of 2008.  Management’s most recent analysis of the Allowance for Loan Losses (“ALL”) indicated that the ALL to total loans ratio of 1.11% was appropriate at June 30, 2008.

“Asset and credit quality continues to be a high priority.  Our loan production and growth is regulated by solid underwriting standards,” said Cloutier.  The Company has not participated in subprime lending nor does it hold investment securities backed by subprime loans.  The Company does not hold common or preferred stock of either the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac).

About MidSouth Bancorp

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana and has 35 locations in Louisiana and Texas and more than 170 ATMs.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas.  The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

The south Louisiana region has 27 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma. A new full-service banking facility opened in late April 2008 in the Baton Rouge market.

The southeast region of Texas currently has 1 loan production office in Conroe and 7 full-service banking facilities, which are located in Beaumont (3), Conroe, Houston, Vidor, and College Station.

The Company merged its two wholly owned banking subsidiaries, MidSouth Bank N.A. (Louisiana) and MidSouth Bank Texas, N.A. into MidSouth Bank, N.A., at the end of the first quarter of 2008.  MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended June 30,		%	For the Quarter Ended March 31,	%
EARNINGS DATA	2008	2007	Change	2008	Change
Total interest income	$13,827	$14,302	-3.3%	$14,312	-3.4%
Total interest expense	3,988	5,065	-21.3%	5,038	-20.8%
Net interest income	9,839	9,237	6.5%	9,274	6.1%
Provision for loan losses	855	350	144.3%	1,200	-28.8%
Non-interest income	3,804	3,690	3.1%	3,587	6.0%
Non-interest expense	11,093	9,245	20.0%	10,293	7.8%
Provision for income tax	277	837	-66.9%	169	63.9%
Net income	$1,418	$2,495	-43.2%	$1,199	18.3%

PER COMMON SHARE DATA
Basic earnings per share (2)	$0.22	$0.38	-42.1%	$0.18	22.2%
Diluted earnings per share (2)	$0.21	$0.38	-44.7%	$0.18	16.7%

Book value at end of period (2)	$10.54	$9.53	10.6%	$10.65	-1.0%
Market price at end of period (2)	$16.55	$22.38	-26.1%	$18.63	-11.2%
Weighted avg shares outstanding
Basic (2)	6,606,882	6,570,975	0.5%	6,585,747	0.3%
Diluted (2)	6,620,211	6,647,155	-0.4%	6,621,917	0.0%

AVERAGE BALANCE SHEET DATA
Total assets	$946,005	$816,542	15.9%	$884,158	7.0%
Earning assets	863,466	744,537	16.0%	799,961	7.9%
Loans and leases	563,643	526,814	7.0%	569,154	-1.0%
Interest-bearing deposits	637,111	545,084	16.9%	591,775	7.7%
Total deposits	820,785	725,075	13.2%	765,884	7.2%
Total stockholders' equity	70,821	62,438	13.4%	69,901	1.3%

SELECTED RATIOS	6/30/2008	6/30/2007		3/31/2008
Return on average assets	0.60%	1.24%	-51.4%	0.55%	9.6%
Return on average total equity	8.05%	16.21%	-50.3%	6.90%	16.7%
Return on average realized equity (1)	8.09%	15.76%	-48.7%	7.06%	14.6%
Average equity to average assets	7.49%	7.65%	-2.1%	7.91%	-5.4%
Leverage capital ratio	8.01%	8.63%	-7.2%	8.44%	-5.1%
Taxable-equivalent net interest margin	4.78%	5.21%	-8.3%	4.88%	-2.0%

CREDIT QUALITY
Allowance for loan losses as a % of total loans	1.11%	0.95%	16.7%	1.08%	2.8%
Nonperforming assets to total assets	0.37%	0.21%	75.6%	0.49%	-24.5%
Annualized net YTD charge-offs to total loans	0.44%	0.05%	715.0%	0.48%	-9.0%

(1) Excluding net unrealized gain (loss) on securities available for sale.
(2) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	June 30,	June 30,	%	March 31,	December 31,
	2008	2007	Change	2008	2007
Assets
Cash and cash equivalents	$89,561	$25,241	254.8%	$115,651	$30,873
Securities available-for-sale	211,093	185,626	13.7%	181,618	181,452
Securities held-to-maturity	7,783	12,132	-35.8%	9,747	10,746
Total investment securities	218,876	197,758	10.7%	191,365	192,198
Total loans	567,087	545,447	4.0%	569,745	569,506
Allowance for loan losses	(6,286)	(5,182)	21.3%	(6,130)	(5,612)
Loans, net	560,801	540,265	3.8%	563,615	563,894
Premises and equipment	40,375	33,477	20.6%	39,967	39,229
Goodwill and other intangibles	9,677	9,852	-1.8%	9,718	9,759
Other assets	18,567	17,433	6.5%	16,714	18,103
Total assets	$937,857	$824,026	13.8%	$937,030	$854,056

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$182,220	$176,526	3.2%	$184,109	$182,588
Interest bearing deposits	627,863	540,366	16.2%	633,895	550,929
Total deposits	810,083	716,892	13.0%	818,004	733,517
Securities sold under agreements to repurchase and FHLB borrowings	37,163	25,737	44.4%	26,518	30,717
Junior subordinated debentures	15,465	15,465	-	15,465	15,465
Other liabilities	5,373	3,235	66.1%	6,712	5,888
Total liabilities	868,084	761,329	14.0%	866,699	785,587
Total shareholders' equity	69,773	62,697	11.3%	70,331	68,469
Total liabilities and shareholders' equity	$937,857	$824,026	13.8%	$937,030	$854,056

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Six Months Ended
INCOME STATEMENT	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change

Interest income	$13,827	$14,302	-3.3%	$28,139	$27,744	1.4%
Interest expense	3,988	5,065	-21.3%	9,026	10,169	-11.2%
Net interest income	9,839	9,237	6.5%	19,113	17,575	8.8%
Provision for loan losses	855	350	144.3%	2,055	350	487.1%
Service charges on deposit accounts	2,563	2,489	3.0%	4,932	4,796	2.8%
Other charges and fees	1,241	1,201	3.3%	2,460	2,157	14.0%
Total non-interest income	3,804	3,690	3.1%	7,392	6,953	6.3%
Salaries and employee benefits	5,199	4,715	10.3%	10,377	9,501	9.2%
Occupancy expense	2,048	1,616	26.7%	3,998	3,187	25.4%
Intangible amortization	41	53	-22.6%	82	105	-21.9%
Other non-interest expense	3,805	2,861	33.0%	6,930	5,531	25.3%
Total non-interest expense	11,093	9,245	20.0%	21,387	18,324	16.7%
Income before income taxes	1,695	3,332	-49.1%	3,063	5,854	-47.7%
Provision for income taxes	277	837	-66.9%	446	1,413	-68.4%
Net income	$1,418	$2,495	-43.2%	$2,617	$4,441	-41.1%

Earnings per share, diluted	$0.21	$0.38	-44.7%	$0.39	$0.67	-41.8%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Second	First	Fourth	Third	Second
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2008	2008	2007	2007	2007
Interest income	$13,827	$14,312	$14,744	$14,651	$14,302
Interest expense	3,988	5,038	5,131	5,234	5,065
Net interest income	9,839	9,274	9,613	9,417	9,237
Provision for loan losses	855	1,200	525	300	350
Net interest income after provision for loan loss	8,984	8,074	9,088	9,117	8,887
Total non-interest income	3,804	3,587	3,732	3,574	3,690
Total non-interest expense	11,093	10,293	10,569	9,742	9,245
Income before income taxes	1,695	1,368	2,251	2,949	3,332
Income taxes	277	169	357	508	837
Net income	$1,418	$1,199	$1,894	$2,441	$2,495

Earnings per share, basic (1)	$0.22	$0.18	$0.29	$0.37	$0.38
Earnings per share, diluted (1)	$0.21	$0.18	$0.28	$0.37	$0.38
Book value per share (1)	$10.54	$10.65	$10.41	$10.07	$9.53
Return on average equity	8.05%	6.90%	11.18%	15.19%	16.03%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	June 30,	June 30,	%	March 31,	December 31,
	2008	2007	Change	2008	2007
Composition of Loans
Commercial, financial, and agricultural	$184,930	$176,093	5.0%	$181,540	$187,545
Lease financing receivable	5,883	9,362	-37.2%	7,115	8,089
Real estate - mortgage	220,556	200,966	9.7%	205,875	204,291
Real estate - construction	65,985	75,809	-13.0%	86,998	80,864
Installment loans to individuals	88,737	82,514	7.5%	87,347	87,775
Other	996	703	41.7%	870	942

Total loans	$567,087	$545,447	4.0%	$569,745	$569,506

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	June 30,	June 30,	%	March 31,	December 31,
	2008	2007	Change	2008	2007
Asset Quality Data
Nonaccrual loans	$2,368	$840	181.9%	$1,899	$1,602
Loans past due 90 days and over	563	596	-5.5%	2,275	980
Total nonperforming loans	2,931	1,436	104.1%	4,174	2,582
Other real estate owned	143	251	-43.0%	143	143
Other foreclosed assets	384	76	405.3%	315	280
Total nonperforming assets	$3,458	$1,763	96.1%	$4,632	$3,005

Nonperforming assets to total assets	0.37%	0.21%	75.6%	0.49%	0.35%
Nonperforming assets to total loans + OREO + other foreclosed assets	0.61%	0.32%	90.4%	0.81%	0.53%
ALL to nonperforming assets	181.78%	293.93%	-38.2%	132.34%	186.76%
ALL to nonperforming loans	214.47%	360.86%	-40.6%	146.86%	217.35%
ALL to total loans	1.11%	0.95%	16.7%	1.08%	0.99%

Year-to-date charge-offs	$1,317	$187	604.3%	$691	$626
Year-to-date recoveries	85	42	102.4%	9	86
Year-to-date net charge-offs	$1,232	$145	749.7%	$682	$540
Annualized net YTD charge-offs to total loans	0.44%	0.05%	715.0%	0.48%	0.09%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2008			June 30, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$95,039	$1,044	4.39%	$88,436	$1,055	4.77%
Tax-exempt securities	106,791	1,458	5.46%	111,606	1,477	5.29%
Equity securities	4,283	32	2.99%	2,544	23	3.62%
Federal funds sold	64,536	334	2.05%	15,088	195	5.11%
Loans	563,643	11,202	7.99%	526,814	11,985	9.12%
Other interest earning assets	29,174	185	2.55%	49	1	5.25%
Total interest earning assets	863,466	14,255	6.64%	744,537	14,736	7.94%
Noninterest earning assets	82,539			72,005
Total assets	$946,005			$816,542

Interest bearing liabilities:
Deposits	$637,111	3,531	2.23%	$545,084	4,600	3.38%
Repurchase agreements and federal
funds purchased	33,907	167	1.95%	9,228	116	4.97%
Short term borrowings	-	-	-	108	1	3.66%
Junior subordinated debentures	15,465	290	7.42%	15,465	348	8.90%
Total interest bearing liabilities	686,483	3,988	2.34%	569,885	5,065	3.56%
Noninterest bearing liabilities	188,701			184,219
Shareholders' equity	70,821			62,438
Total liabilities and shareholders' equity	$946,005			$816,542

Net interest income (TE) and margin		$10,267	4.78%		$9,671	5.21%

Net interest spread			4.30%			4.38%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Six Months Ended			Six Months Ended
	June 30, 2008			June 30, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$86,932	$2,002	4.61%	$86,878	$2,034	4.68%
Tax-exempt securities	107,862	2,932	5.44%	110,736	2,913	5.26%
Equity securities	3,988	63	3.16%	2,528	44	3.48%
Federal funds sold	54,216	608	2.22%	24,268	625	5.12%
Loans	566,399	23,208	8.24%	513,616	22,978	9.02%
Other interest earning assets	14,780	187	2.54%	60	2	5.02%
Total interest earning assets	834,177	29,000	6.99%	738,086	28,596	7.81%
Noninterest earning assets	83,368			71,975
Total assets	$917,545			$810,061

Interest bearing liabilities:
Deposits	$614,443	$8,008	2.62%	$543,455	$9,283	3.44%
Repurchase agreements and federal
funds purchased	32,491	379	2.31%	6,800	165	4.83%
Short term borrowings	831	16	3.81%	847	28	6.58%
Junior subordinated debentures	15,465	623	7.97%	15,465	693	8.91%
Total interest bearing liabilities	663,230	9,026	2.74%	566,567	10,169	3.62%
Noninterest bearing liabilities	183,954			182,083
Shareholders' equity	70,361			61,411
Total liabilities and shareholders' equity	$917,545			$810,061

Net interest income (TE) and margin		$19,974	4.82%		$18,427	5.03%

Net interest spread			4.25%			4.19%